UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:    April 1, 2008

(Date of earliest event reported)

US GEOTHERMAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706

(Address of principal executive offices)

208-424-1027

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed on a Form 8-K filed on April 1, 2008, U.S. Geothermal Inc. (the “Company” or "U.S. Geothermal"), through its wholly-owned operating subsidiary, U.S. Geothermal, Inc., an Idaho corporation, entered into an Asset Purchase Agreement dated as of March 31, 2008 with Michael B. Stewart, individually, and Empire Geothermal Power LLC (“Empire”, together with Mr. Stewart, “Seller”) and a Water Rights Permits Purchase Agreement dated as of March 31, 2008 with Mr. Stewart, to acquire a 3.6-megawatt operating geothermal power plant and approximately 28,358 acres (44.3 square miles) of geothermal energy leases and certain ground water rights all located north of Reno Nevada. The power plant is comprised of four binary cycle units, a wet cooling tower and nine geothermal wells developed in a proven geothermal reservoir.

The asset purchase transaction (the “Transaction”) contemplated by the Asset Purchase Agreement and Water Rights Permits Purchase Agreement will be completed in two closings. The first closing occurred on April 1, 2008 and consisted of the transfer of approximately 18,000 acres of undeveloped U.S. Bureau of Land Management (“BLM”) geothermal leases and certain ground water rights. The second closing will transfer the existing geothermal power plant and the balance of the geothermal leases. Sellers are obligated to transfer the assets free and clear of liens.  The geothermal leases to be transferred in the second closing relate to the power plant and include private and BLM leases. The total Transaction purchase price is US$16.62 million. A US$11.3 million payment was at the time of the first closing and an additional payment of US$5.32 million will be payable at the second closing. The Company currently expects that the assets relating to the existing geothermal power plant will be transferred to a wholly-owned limited liability company of the Company.  The Company is taking the assets subject to a contract to sell certain limited amounts of geothermal fluid to a third party with respect to an agricultural operation which is not currently operating.

The Company may require additional financing to complete the second closing. If the Company is without sufficient funds to complete the second closing within 30 days then the payment will increased by interest accruing after the 30th day at a rate equal to 10 % per annum, and if the second closing does not occur within 120 days after the first closing, the second closing payment amount will be increased by interest accruing after the 120th day at a rate equal to 20 % per annum. If the second closing does not occur before January 1, 2009 that portion of the Transaction will, subject to prior negotiations, terminate. At the second closing, an existing third party project loan that currently is secured by the power plant and its associated geothermal leases will be paid in full. An existing claim has been made by a third party against certain of Seller's assets, which inlcudes the property. The balance of the Seller’s funds from the second closing payment, together with additional non-Transaction related Seller assets, will be held in escrow as collateral for indemnification of the Company against an existing claim and any future claims by third parties against the Transaction assets.

In connection with this Transaction, the Company has also negotiated to reduce an existing third party royalty from 12.5% to 1.75% of the gross power plant revenue associated with the existing production wells under a primary geothermal lease. The royalty rate reduction applies to the existing 3.6-megawatt power plant and any future development on the private lease, and is effective at the time of the second closing. In exchange, the Company has agreed to issue 290,000 shares of its common stock to the lessor, The Kosmos Company, subject to TSX approval. The shares will not be registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

The Transaction assets are comprised of two locations: the San Emidio assets and the Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power plant project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and ground water rights used for cooling water. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

The 3.6-megawatt geothermal power plant has been producing power since 1987 with current production delivering approximately 4,000 gallons per minute of 290 F geothermal fluids to the plant. The project sells electricity to Sierra Pacific Power Corp. (“Sierra”) under an existing power purchase agreement that extends through 2017. A March 2008 resource assessment of the San Emidio geothermal leases by independent experts Susan Petty and Dennis Trexler of Black Mountain Technology shows a total resource of 44 megawatts with a 90% probability factor. Based on the known 21-year historical production data from the existing reservoir, it is expected that by drilling a number of new production and injection wells the resource area can be expanded. The geothermal resource is shallow relative to other properties currently held by U.S. Geothermal.

U.S. Geothermal has prepared a preliminary 27-megawatt development plan for the San Emidio geothermal resource area. The US$75 to US$85 million plan calls for the construction of twin binary cycle plants, similar in efficiency to the 13-megawatt plant recently constructed at Raft River Unit I. It is anticipated that the current well field could provide approximately 75% of the geothermal fluid requirement for one replacement plant and an expanded production and injection well field could be drilled to provide the balance of the geothermal fluid for the second plant to make a total 27-megawatt development. Drilling is scheduled to begin in 2008, with commercial operations of the twin plants expected in late 2010 or early 2011 depending on the availability of financing, permitting timetables and transmission issues. An estimated US$10 million transmission upgrade may be required to allow the full electrical output of the project to be delivered to customers. Project transmission studies will be commissioned with Sierra. The buyer of the project’s planned power output has not yet been determined but discussions have been initiated with interested parties and management believes there is significant opportunity to market this power.

The information provided in this report may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the second closing of the assets, potential energy resources and projects, the potential benefits of the acquisition and performance estimates and development possibilities for Empire and Granite Creek. These statements are based on U.S. Geothermal Inc.'s current expectations and beliefs and are subject to a number of risks and uncertainties thatcan cause actual results to differ materially from those described, including the need for continued cooperation of the Seller, the need to satisfy the conditions precedent to the second closing, the possibility that the second closing many not occur in a timely manner or at all, the possibility that third party claims against the Transaction assets may result in additional costs to U.S.Geothermal, the need for additional financing, the uncertainties as to estimates and assumptions relied upon in the Petty/Trexler report and by management in assessing the potential of the Empire project, and the risks related to the exploration and development of geothermal resources. Forward-looking statements are based on management's expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management's expectations, beliefs, or opinions, or other factors, should change.

Item 8.01 Other Events

The Company has received a letter from Agua Caliente LLC (“AC”) regarding the concern by AC that, if any geothermal resource were proven to exist on adjoining undeveloped AC properties, the production wells from the Raft River Unit I power plant could drain and the injection wells from the Raft River Unit I power plant could dilute the temperature of the geothermal resource. The Company is reviewing matters raised by the letter.

Item 9.01 – Financial Statement and Exhibits

(c)	Exhibits

Exh. No.	Description
99.1	Asset Purchase Agreement dated as of March 31, 2008 among U.S. Geothermal, Inc. an Idaho corporation, Empire Geothermal Power LLC and Michael B. Stewart
99.2	Water Rights Permits Purchase Agreement dated as of March 31, 2008 between Michael B. Stewart and U.S. Geothermal, Inc., an Idaho corporation

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 7, 2008	US Geothermal Inc.

By:	/s/ Daniel J. Kunz Daniel J. Kunz Chief Executive Officer